Exhibit 3.1
EMS TECHNOLOGIES, INC.
Paragraph 7.2(b) of the Bylaws
as Amended November 2, 2007
(b) If authorized by resolution of the Board of Directors, the Corporation may issue some or all of the shares of any or all of its classes or series without certificates. Such authorization, and the issuance of such shares, shall not affect shares already represented by certificates until they are surrendered to the Corporation. Within a reasonable time after the issuance or transfer of any shares not represented by certificates, the Corporation shall send to the holder of such shares a written statement setting forth, with respect to such shares, (i) the name of the Corporation as issuer and that the Corporation is incorporated under the laws of the State of Georgia, (ii) the name of the person to whom such shares are issued, (iii) the number of shares and class of shares and series, if any, (iv) the terms of any restrictions on the transfer or registration of transfer which, were such shares represented by a stock certificate, would be required to be noted on such certificate by the Code, and (v) any statements required by the terms of the Corporation’s Stockholder Rights Plan, as in effect from time to time, to be included on any certificates evidencing the shares of the Corporation.